Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Soligenix, Inc. and subsidiaries on Form S-3 (Nos. 333-162375 and 333-167792) and Form S-8 (Nos. 333-157322, 333-149239, 333-162375, and 333-167792) of our report dated March 25, 2015, on our audits of the consolidated financial statements as of December 31, 2014 and 2013 and for each of the years in the two-year period ended December 31, 2014, to be filed on or about March 25, 2015.

/s/ EisnerAmper LLP

Jenkintown, PA

March 25, 2015